EXHIBIT 4.1

                          SHAREHOLDERS VOTING AGREEMENT

     This Shareholders Voting Agreement ("Agreement") is entered into effective this 31st day of October, 2003 by and between Grant Douglas Acquisition Corp., an Idaho corporation (whose name will be changed to Pediatric Prosthetics, Inc., referred to herein as "GRDG") and those individuals or entities identified on the signature page and Exhibit A hereof as the "Baldridge Shareholders" and the "PPI Shareholders" of GRDG (each a "Shareholder" and collectively the "Shareholders"). Each of GRDG and the Shareholders shall be referred to as a "Party" and collectively as the "Parties."

                                    RECITALS

     WHEREAS, the Shareholders are or will be the holders of record of an aggregate of 8,661,390 shares (the "Common Shares") of common stock of GRDG, representing more than 68% of the outstanding common stock of GRDG, and 1,000,000 shares of Series A Convertible Preferred Stock of GRDG (the "Preferred Shares" and, together with the Common Shares, the "Shares"), representing 100% of the issued and outstanding shares of preferred stock of GRDG. The Common Shares and Preferred Shares collectively represent more than 87% of the voting control of GRDG.

     WHEREAS, the Parties desire to limit the ability of the Company to issue additional stock and/or warrants and/or to effectuate stock splits that might dilute the interests of the Shareholders.

     NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

     1.  Applicable Period. The terms of this Agreement shall apply for a period
         -----------------
of eighteen (18) months following the date hereof (the "Restrictive Period").

     2.  Stock Issuances. If, during the Restrictive Period, the total shares of
         ---------------
common stock of GRDG issued and outstanding (including any stock which may be acquired upon the issuance of options, warrants, or upon the conversion of any debt or other security (the "Conversion Shares")) shall exceed 25,000,000 shares, then GRDG shall cause to be issued to each of the Baldridge Shareholders, and those shareholders identified on Exhibit B attached hereto (the "Baldridge Beneficial Shareholders" and, together with the Baldridge Shareholders, the "Protected Shareholders") within five (5) business days and without consideration and without request by the Protected Shareholders, that number of shares of GRDG so that the each of the Protected Shareholders shall own, after giving effect to the stock to be issued hereunder, that number of GRDG shares necessary for his or her percentage ownership to be the same as his percentage ownership if there were exactly 25,000,000 shares of GRDG common stock (including Conversion Shares) outstanding. These anti-dilution rights shall not apply to shares not owned by any of the respective Protected Shareholders on the date of any triggering issuance.

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     3.  Stock Splits. During the Restrictive Period, each of the Parties hereby
         ------------
agrees during the term of this Agreement that it will not vote in favor of, consent to, or authorize, any reverse stock split, without the express written consent of the entire GRDG Board of Directors and the express written consent of all of the Parties.

     4. Obligations of Transferees. Each transferee or any subsequent transferee
        --------------------------
of the Shares, or any interest in the Shares, shall hold such Shares or interest in the Shares subject to all of the provisions of this Agreement. Each of the Parties agrees that, prior to the transfer of any of the Shares or any interest in the Shares, it will obtain the express written consent of the transferee to the terms of this Agreement.

     5. General Terms.
        -------------

          a. Assignment. This contract shall inure to the benefit of the parties hereto, their heirs, administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

          b. Choice of Law and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought within the State of Florida, County of Seminole.

          c. Entire Agreement. Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

          d. Severability. If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

          e. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

          f. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

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          g.  Modification.  No  change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

          h. Attorneys Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.


"GRDG"                                     "Baldridge Shareholders"

Grant Douglas Acquisition Corporation,      The BNK Corporation
an Idaho corporation


/s/ Linda Putback-Bean                      /s/ Orville Baldridge
------------------------------------        ------------------------------
By:  Linda Putback-Bean                     By:  Orville Baldridge
Its: President                              Its: Director


"PPI Shareholders"
                                            /s/ Mary Louise Baldridge
                                            ------------------------------
/s/ Linda Putback-Bean                      By:  Mary Louise Baldridge
---------------------------------           Its: Director
Linda Putback-Bean



/s/ Dan Morgan
-----------------------------------
Dan Morgan

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                                   EXHIBIT A
                           BALDRIDGE SHAREHOLDERS AND
                                PPI SHAREHOLDERS


                                  GRDG                     GRDG
    Name                      Common Shares          Preferred Shares
    ----                      -------------          ----------------
    Linda Putback-Bean          7,210,251                900,000
    Dan Morgan                    801,139                100,000
    The BNK Corp                  650,000                  -0-

      Total                     8,661,390              1,000,000

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                                   EXHIBIT B
                       BALDRIDGE BENEFICIAL SHAREHOLDERS

           Name                                            Total Shares
           ----                                            ------------

          The Lebrecht Group, APLC                            400,000
          VUI Inc.                                            350,000
          Daniel or Jeanie Jordan                             100,000
          Corporate Service Providers                         450,000
          C. James Hiestand                                   175,000
          Brenda C. or Billie W. Evans                        325,000
          Lisa Ann Mitchell                                   375,000
          The BNK Corp                                        650,000
          Fred Lerher or Brenda Lee Hamilton                   50,000
          Ruby Savage                                       1,083,940
          Louise Drugan                                        70,000

             Total Shares                                   4,028,940


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